Pricing Supplement No. F4 To the Product Supplement No. F-I dated September 22, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 August 24, 2010
$2,325,000 3 Month 6.00% per annum (approximately 1.50% for the term of the Securities) Reverse Convertible Securities due November 29, 2010 Linked to the SPDR® S&P 500® ETF
General
•
The securities are designed for investors who seek a higher interest rate than the current dividend yield on the Underlying or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the Underlying and be willing to lose some or all of their investment. Any interest payments and any payment at maturity are subject to our ability to pay our obligations as they become due.

•
The securities will pay interest monthly in arrears at an interest rate of 6.00% per annum. However, the securities do not guarantee any return of your principal amount at maturity. Instead, the payment at maturity will be based on whether the closing level of the Underlying is less than or equal to the Knock-In Level on any trading day during the Observation Period and on the Underlying Return, as described below.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing November 29, 2010†.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The securities priced on August 24, 2010 (the “Trade Date”) and are expected to settle on August 27, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying:
The securities are linked to the SPDR® S&P 500® ETF.  Trading prices of the Underlying are reported by Bloomberg under the ticker symbol “SPY.”  For additional information on the Underlying, see “The SPDR® S&P 500® ETF” herein.

Interest Rate:	6.00% per annum (approximately 1.50% for the term of the securities), calculated on a 30/360 basis.
Interest Payment Dates:
Interest on the securities will be payable monthly in arrears on September 29, 2010, October 29, 2010 and the Maturity Date (each, an “Interest Payment Date”) to the holders of record at the close of business on the third calendar day prior to each Interest Payment Date.

Redemption Amount:
At maturity, in addition to accrued and unpaid interest, you will be entitled to receive a Redemption Amount based upon the performance of the Underlying during the Observation Period, calculated as follows:

• If a Knock-In Event has not occurred, you will be entitled to receive a cash payment equal to 100% of the principal amount of your securities.
•
If a Knock-In Event has occurred and the Final Level is greater than or equal to the Initial Level, you will be entitled to receive a cash payment equal to 100% of the principal amount of your securities.

•
If a Knock-In Event has occurred and the Final Level is less than the Initial Level, you will be entitled to receive a cash payment equal to 100% of the principal amount of your securities multiplied by the sum of one plus the Underlying Return.

If a Knock-In Event has occurred and the Final Level is less than the Initial Level, you will receive a cash payment that will be less than the principal amount of your securities. You could lose your entire principal amount.  Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

Underlying Return:	Final Level – Initial Level	; provided that the Underlying Return will be subject to a maximum of zero.
Initial Level
Final Level:	The closing level of the Underlying on the Valuation Date.
Initial Level:	$105.56
Knock-In Event:	A Knock-In Event occurs if the closing level of the Underlying is equal to or below the Knock-In Level on any trading day during the Observation Period.
Knock-In Level:	$88.67, which is approximately 84% of the Initial Level.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date†:	November 23, 2010
Maturity Date†:	November 29, 2010
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EXA7
† Subject to postponement in the event of a market disruption event as described herein under “Market Disruption Events.”
Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the term sheet, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$2.50	$997.50
Total	$2,325,000.00	$5,812.50	$2,319,187.50
(1) We or one of our affiliates will pay discounts and commissions of $2.50 per $1,000 principal amount of securities in connection with the distribution of the securities. In addition, an affiliate of ours will pay fees to some broker-dealers of $6.00 per $1,000 principal amount of securities in connection with the distribution of the securities.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,325,000.00	$165.77

Credit Suisse
August 24, 2010

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated September 22, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. F-I dated September 22, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909008468/a2194657z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and scenarios below illustrate the hypothetical Redemption Amounts at maturity for a $1,000 principal amount of securities for a hypothetical range of performance of the Underlying. The table and the scenarios below assume a hypothetical Initial Level of $105 and a Knock-In Level of $88.20. The following results are based solely on the hypothetical scenarios cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and the scenarios below have been rounded for ease of analysis.

If a Knock-In Event occurs and the Final Level is less than the Initial Level, you will be entitled to receive on the Maturity Date, in addition to accrued and unpaid interest, a Redemption Amount per $1,000 principal amount of securities equal to 100% of the principal amount of your securities multiplied by the sum of one plus the Underlying Return.  If a Knock-In Event occurs and the Final Level is less than the Initial Level, you could lose your entire investment in the securities. Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

The amounts in the table and scenarios below do not reflect any interest payments on the securities. You will be entitled to receive at maturity any accrued and unpaid interest in cash regardless of whether or not a Knock-In Event occurs.

		A Knock-In Event Does Not Occur		A Knock-In Event Does Occur
Final Level ($)	Underlying Return	Return on the Securities	Redemption Amount	Return on the Securities	Redemption Amount
210.00	100.00%	0.00%	$1,000.00	0.00%	$1,000.00
199.50	90.00%	0.00%	$1,000.00	0.00%	$1,000.00
189.00	80.00%	0.00%	$1,000.00	0.00%	$1,000.00
178.50	70.00%	0.00%	$1,000.00	0.00%	$1,000.00
168.00	60.00%	0.00%	$1,000.00	0.00%	$1,000.00
157.50	50.00%	0.00%	$1,000.00	0.00%	$1,000.00
147.00	40.00%	0.00%	$1,000.00	0.00%	$1,000.00
136.50	30.00%	0.00%	$1,000.00	0.00%	$1,000.00
126.00	20.00%	0.00%	$1,000.00	0.00%	$1,000.00
115.50	10.00%	0.00%	$1,000.00	0.00%	$1,000.00
110.25	5.00%	0.00%	$1,000.00	0.00%	$1,000.00
105.00	0.00%	0.00%	$1,000.00	0.00%	$1,000.00
99.75	−5.00%	0.00%	$1,000.00	−5.00%	$950.00
94.50	−10.00%	0.00%	$1,000.00	−10.00%	$900.00
84.00	−20.00%	N/A	N/A	−20.00%	$800.00
73.50	−30.00%	N/A	N/A	−30.00%	$700.00
63.00	−40.00%	N/A	N/A	−40.00%	$600.00
52.50	−50.00%	N/A	N/A	−50.00%	$500.00
42.00	−60.00%	N/A	N/A	−60.00%	$400.00
31.50	−70.00%	N/A	N/A	−70.00%	$300.00
21.00	−80.00%	N/A	N/A	−80.00%	$200.00
10.50	−90.00%	N/A	N/A	−90.00%	$100.00
0.00	−100.00%	N/A	N/A	−100.00%	$0.00

The following scenarios illustrate how the Redemption Amount is calculated. Regardless of the performance of the Underlying or the payment you receive at maturity, you will be entitled to receive interest payments on each of the Interest Payment Dates.

Scenario 1: The Underlying increases from the Initial Level of $105 to a Final Level of $126 and a Knock-In Event does not occur. Since a Knock-In Event has not occurred, the Redemption Amount is equal to the principal amount and the investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Scenario 2: The Underlying decreases from the Initial Level of $105 to a Final Level of $94.50 and a Knock-In Event does not occur. Since a Knock-In Event has not occurred, the Redemption Amount is equal to the principal amount even though the Final Level is less than the Initial Level and the investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Scenario 3: The Underlying increases from the Initial Level of $105 to a Final Level of $110.25 and a Knock-In Event does occur. Since a Knock-In Event has occurred but the Final Level is greater than the Initial Level, the Redemption Amount is equal to the principal amount and the investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Scenario 4: The Underlying decreases from the Initial Level of $105 to a Final Level of $84. Since a Knock-In Event has occurred and the Final Level is less than the Initial Level, the Redemption Amount is equal to $800 per $1,000 principal amount of securities, calculated as follows:

Redemption Amount	=	$1,000 * (1 + Underlying Return)
	=	$1,000 * (1 + ((84 – 105) / 105))
	=	$1,000 * (0.80)
	=	$800

In these circumstances, the investor will be exposed to any depreciation in the level of the Underlying from the Initial Level to the Final Level.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued and unpaid interest. If the closing level of the Underlying is less than or equal to the Knock-In Level on any trading day during the Observation Period and the Final Level is less than the Initial Level, you will receive at maturity a cash payment which will be less than the principal amount of the securities and may be zero. You could lose your entire investment in the securities.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•
THE RETURN ON THE SECURITIES WILL BE AFFECTED BY THE KNOCK-IN LEVEL AND THE OCCURRENCE OF A KNOCK-IN EVENT – If the closing level of the Underlying is less than or equal to the Knock-In Level at any time on any trading day during the Observation Period, a Knock-In Event will have occurred. If a Knock-In Event has occurred and the Final Level is less than the Initial Level, the Redemption Amount per $1,000 principal amount of securities will be equal to 100% of the principal amount of your securities multiplied by the sum of one plus the Underlying Return.  This amount will be less than the principal amount of the securities and may be zero.

•
YOUR RETURN ON THE SECURITIES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE UNDERLYING – You will not benefit from any appreciation, which may be significant, in the level of the Underlying during the term of the securities. If the Final Level is greater than or equal to the Initial Level, regardless of whether a Knock-In Event occurs, you will be entitled to receive a cash payment of $1,000 per $1,000 principal amount of securities that you hold at maturity, plus accrued and unpaid interest. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the Underlying during the term of the securities.

•
THE PERFORMANCE OF THE UNDERLYING MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKED INDEX – The Underlying will generally invest in all of the equity securities included in the S&P 500® Index, the “Tracked Index” for the Underlying. The performance of the Underlying will, however, reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. In addition, because the shares of the Underlying are traded on the NYSE and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying. For these reasons, the performance of the Underlying may not correlate with the performance of the Tracked Index.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•
NO OWNERSHIP RIGHTS IN THE UNDERLYING– As a holder of the securities, you will not voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Underlying.

•
LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See “Other Adjustments” herein.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Underlying on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying;

o	the occurrence of Knock-In Event;

o	the time to maturity of the securities;

o	the dividend rate on the stocks comprising the Underlying;

o	interest and yield rates in the market generally;

o	the occurrence of certain events to the shares of the Underlying that may or may not require an anti-dilution adjustment;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Underlying or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The SPDR® S&P 500® ETF

The SPDR® S&P 500® ETF (“Trust”) is a unit investment trust that issues securities called “Trust Units” or “Units.” The Trust is organized under New York law and is governed by an amended and restated trust agreement between State Street Bank and Trust Company (the “Trustee”) and PDR Services LLC (the “Sponsor”), dated as of January 1, 2004 and effective as of January 27, 2004, as amended.  The Trust is an investment company registered under the Investment Company Act of 1940. Trust Units represent an undivided ownership interest in a portfolio of all of the common stocks of the Standard & Poor’s 500 Composite Stock Price Index.  Trading prices of the Trust are reported by Bloomberg under the ticker symbol “SPY.”  We have derived all information regarding the Trust from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information.

Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 33−46080 and 811−06125, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Trust, the Trustee and the Sponsor, please see the Prospectus dated January 27, 2010 of the Trust. In addition, information about the Trust, the Trustee and Fund Sponsor may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Trust website. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Trust’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing prices of the Underlying from January 3, 2005 through August 24, 2010. The closing level of the Underlying on August 24, 2010 was $105.56. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The price source for determining the Final Level will be the Bloomberg page “SPY” or any successor page.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any trading day during the Observation Period, including on the Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the stocks comprising the Underlying will pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the stocks comprising the Underlying.

Market Disruption Events

A “Market Disruption Event” is:

(a)
the occurrence or existence of a suspension, absence or material limitation of trading of the shares of the Underlying (or Successor Underlying) on the Relevant Exchange (as defined below) for the Underlying (or Successor Underlying) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange;

(b)
a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for the shares of the Underlying (or Successor Underlying), as a result of which the reported trading prices for the shares during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate;

(c)
the occurrence or existence of a suspension, absence or material limitation of trading on the Related Exchange for the Underlying (or Successor Underlying), if available, during the one-half hour period preceding the close of the principal trading session on that Related Exchange;

in each case, as determined by the calculation agent in its sole discretion; and a determination by the calculation agent in its sole discretion that any event described above materially interfered with the Issuer’s ability or the ability of any of the Issuer’s affiliates to effect transactions in the shares of the Underlying, or any instrument related to the shares of the Underlying or to adjust or unwind all or a material portion of any hedge position in the Underlying with respect to the securities.

If the calculation agent determines that a Market Disruption Event exists in respect of the Underlying on the Valuation Date, then the Valuation Date will be postponed to the first succeeding business day on which the calculation agent determines that no Market Disruption Event exists in respect of the Underlying, unless the calculation agent determines that a Market Disruption Event in respect of the Underlying exists on each of the five business days immediately following the scheduled Valuation Date. In that case, (a) the fifth succeeding business day following the scheduled Valuation Date will be deemed to be the Valuation Date for the Underlying, notwithstanding the existence of a Market Disruption Event in respect of the Underlying, and (b) the calculation agent will determine the closing level for the Underlying on that fifth succeeding business day using its good faith estimate of the settlement price of the Underlying that would have prevailed on the Relevant Exchange for the Underlying on that deemed Valuation Date but for the suspension or limitation (subject to the provisions described under the “Adjustments to the Calculation of the Underlying” heading below).

If the Valuation Date is postponed as a result of a Market Disruption Event as described above or because the scheduled Valuation Date is not an business day, then the Maturity Date will be postponed to the fifth business day following the Valuation Date as postponed.

“Relevant Exchange” means the principal exchange on which the Underlying is traded.  “Related Exchange” means any exchange on which futures or options contracts relating to the Underlying are traded.

Adjustments to the Calculation of the Underlying

If the Underlying (or Successor Underlying (as defined herein)) is de-listed from the Relevant Exchange, liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Underlying (or Successor Underlying) (the fund being referred to herein as a “Successor Underlying”). If the Underlying (or the Successor Underlying) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no Successor Underlying is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing level of one share of the Underlying by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Underlying. If a Successor Underlying is selected or the calculation agent calculates the closing level by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Underlying, the Successor Underlying or closing level will be substituted for the Underlying (or Successor Underlying) for all purposes of these securities.

If at any time:

•	the underlying index of the Underlying (or the underlying index related to the Successor Underlying) is changed in a material respect, or

•
the Underlying (or Successor Underlying) in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the closing level of one share of the Underlying (or Successor Underlying) had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing level of an exchange traded fund comparable to the Underlying (or Successor Underlying) as if those changes or modifications had not been made, and calculate the closing level with reference to the Underlying (or Successor Underlying), as adjusted.

The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing level of one share of the Underlying (or Successor Underlying) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Other Adjustments

Share splits and reverse share splits

If the shares of the Underlying are subject to a share split or reverse share split, then once such split has become effective, the share adjustment factor will be adjusted so that the new share adjustment factor equals the product of:

•	the prior share adjustment factor, and

•
the number of shares which a holder of one share of the Underlying before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share dividends or distributions

If the Underlying is subject to a (i) share dividend, i.e., an issuance of additional shares of the Underlying that is given ratably to all or substantially all holders of shares of the Underlying or (ii) distribution of shares of the Underlying as a result of the triggering of any provision of the corporate charter of the Underlying, then, once the dividend or distribution has become effective and the shares of the Underlying are trading ex-dividend, the share adjustment factor will be adjusted so that the new share adjustment factor equals the prior share adjustment factor plus the product of:

•	the prior share adjustment factor, and

•	the number of additional shares issued in the share dividend or distribution with respect to one share of the Underlying.

Non-cash distributions

If the Underlying distributes shares of capital stock, evidences of indebtedness or other assets or property of the Underlying to all or substantially all holders of shares of the Underlying (other than (i) share dividends or distributions referred to under “—Share dividends or distributions” above and (ii) cash dividends referred to under “—Extraordinary cash dividends or distributions” below), then, once the distribution has become effective and the shares of the Underlying are trading ex-dividend, the share adjustment factor will be adjusted so that the new share adjustment factor equals the product of:

•	the prior share adjustment factor, and

•
a fraction, the numerator of which is the “Current Market Price” of one share of the Underlying and the denominator of which is the amount by which such “Current Market Price” exceeds the “Fair Market Value” of such distribution.

The “Current Market Price” of the Underlying means the arithmetic average of the closing prices of one share of the Underlying for the ten business days prior to the business day immediately preceding the Ex-Dividend Date of the distribution requiring an adjustment to the share adjustment factor.

“Ex-Dividend Date” means the first trading day on which transactions in the shares of the Underlying trade on the Relevant Exchange without the right to receive that cash dividend or other cash distribution.

A “trading day” is any day, as determined by the calculation agent, on which trading is generally conducted on the Relevant Exchange for the Underlying.

The “Fair Market Value” of any such distribution means the value of such distribution on the Ex-Dividend Date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the Ex-Dividend Date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such Ex-Dividend Date.

Extraordinary cash dividends or distributions

A dividend or other distribution consisting exclusively of cash to all or substantially all holders of shares of the Underlying will be deemed to be an extraordinary cash dividend if its per share value exceeds that of the immediately preceding non-extraordinary cash dividend, if any, for the Underlying by an amount equal to at least 10% of the closing price of the Underlying on the first trading day immediately preceding the Ex-Dividend Date.

If an extraordinary cash dividend occurs, the share adjustment factor will be adjusted so that the new share adjustment factor equals the product of:

•	the prior share adjustment factor, and

•
a fraction, the numerator of which is the closing price of the Underlying on the trading day before the Ex-Dividend Date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Under one approach, each security is treated, for U.S. federal income tax purposes, as (1) a put option (the “Put Option”) that requires the holder to purchase shares of the underlying (or shares of the worst performing underlying, where the securities reference more than one underlying) from us for an amount equal to the Deposit (as defined below) if a knock-in event has occurred, and (2) a deposit with us of cash, in an amount equal to the amount paid for a security (the “Deposit”) to secure the holder’s potential obligation under the Put Option. We intend to treat the securities consistent with this approach.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of a security, each holder agree to treat the securities as consisting of a Deposit and a Put Option with respect to the reference shares for all U.S. federal income tax purposes.  The balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.

For example, the IRS might assert that the securities constitute debt instruments that are  "contingent payment debt instruments" that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments and they had term of more than one year, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  If the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments or contingent payment debt instruments.

It is also possible that the IRS would seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

Interest Payments on the Securities

In accordance with the agreed-upon tax treatment described above, the portion of each stated interest coupon on the security that should be treated as interest on the Deposit is 0.3075% and the balance should be treated as put premium received by the U.S. Holder in respect of the Put Option to us (the "Put Premium").

We will treat the Deposit as a debt obligation issued by us. Accordingly, we will treat each coupon payment as consisting of interest of 0.3075% on the Deposit and the balance as Put Premium paid to you.  U.S. Holders should therefore include such interest component of the coupon in income as received or accrued, based on their method of accounting.

Put Premium and Payment of Redemption Amount on the Securities

A U.S. Holder should not be subject to tax upon receipt of the Put Premium.

If the Put Option expires unexercised (i.e., 100% of the principal amount of a security is repaid in cash upon maturity of the security), the U.S. Holder should recognize the total Put Premium received as short-term capital gain at such time.

If the Put Option is exercised (i.e., reference shares are delivered in repayment of the security), the U.S. Holder should not recognize any gain or loss with respect to the Put Option (other than with respect to cash received in lieu of fractional shares, as described below). The U.S. Holder should have an adjusted tax basis in all reference shares received (including for this purpose any fractional shares) equal to the Deposit less the total Put Premium received. The U.S. Holder’s holding period for any reference shares received should start on the day after the delivery of the reference shares. The U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares, which should be equal to the U.S. Holder’s basis in all of the reference shares (including the fractional shares), multiplied by a fraction, the numerator of which is the fractional shares and the denominator of which is all of the reference shares (including fractional shares).

Sale or Exchange of the Securities

Upon a sale or exchange of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Put Option on the basis of their respective fair market values on the date of sale.  The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit and the U.S. Holder’s adjusted tax basis in the Deposit (which will generally equal the issue price of the security).  Except to the extent attributable to accrued but unpaid interest with respect to the Deposit, which will be subject to tax as described above under “—Interest Payments on the Securities,” such gain or loss should be long-term capital gain or loss for securities with a term of more than one year, if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  A U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Put Option plus any previously received Put Premium.  If the value of the Deposit exceeds the total sale proceeds received, then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer’s assumption of the U.S. Holder’s rights and obligations under the Put Option (such excess being referred to as “Deemed Payment”).  In such a case, the U.S. Holder should recognize short-term capital gain or loss in an amount equal to the difference between the Put Premium previously received, if any, and the amount of the Deemed Payment made by the U.S. Holder to the buyer with respect to the assumption of the Put Option.  The amount of the Deemed Payment should be added to the sale proceeds allocated to the Deposit in determining the gain or loss in respect of the Deposit.

Legislation Affecting Securities Held Through Foreign Accounts

Congress recently enacted the “Hiring Incentives to Restore Employment Act” (the “Act”).  Under the Act, a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime is proposed to apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

The U.S. withholding tax consequences of any coupon payment in respect of the securities is uncertain.  Given the uncertainty, we will withhold U.S. income tax at a rate of 30% on any coupon payment.  It may be possible for a non-U.S. Holder (a “Non-U.S. Holder”) to take the position that some or all of a coupon payment is exempt from the 30% U.S. withholding tax or subject to a reduced withholding tax rate under an applicable tax treaty.  Any Non-U.S. Holder taking the position that a coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS.

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities, payment of the redemption amount by us in respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  These changes will apply to payments made on or after September 14, 2010.  In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS.  Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security.  Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend.  If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g.,  a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act also requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report to the IRS with information relating to the asset and the maximum value thereof during the taxable for any year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-United States person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-United States person, and (iii) any interest in an entity which is a non-United States person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year will not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive the underwriting discounts and commissions of $2.50 per $1,000 principal amount of securities in connection with the distribution of the securities.  In addition, Credit Suisse International, an affiliate of Credit Suisse will pay fees to some broker dealers of $6.00 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

CSSU is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities. For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse